EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 28, 2009, relating to the financial statements of Precision Castparts Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans” as of April 1, 2007), and the effectiveness of Precision Castparts Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Precision Castparts Corp. for the year ended March 29, 2009.

/s/    DELOITTE & TOUCHE LLP

Portland, Oregon

May 28, 2009